Contact:
Home Federal Bancorp, Inc.
Len E. Williams, President & CEO
Eric S. Nadeau, EVP, Treasurer & CFO
208-466-4634
www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES FOURTH QUARTER
AND YEAR END RESULTS

Nampa, ID (January 25, 2013) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and year ended December 31, 2012. For the quarter ended December 31, 2012, the Company reported net income of $219,000, or $0.02 per diluted share, compared to net income of $1.4 million, or $0.09 per diluted share, for the same period a year ago. The fourth quarter of 2012 includes the impact of the previously announced charges related to upcoming branch closures.  These charges reduced pre-tax income from operations by approximately $539,000 for the quarter and year ended December 31, 2012. Net income for the year ended December 31, 2012, was $1.8 million, or $0.12 per diluted share, compared to net loss of ($1.9 million), or ($0.13) per diluted share, for the twelve months ended December 31, 2011.

The Bank has entered into loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”) in connection with two acquisitions. The loans and foreclosed assets purchased in these acquisitions that are subject to the loss sharing agreements are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended December 31, 2012:

•
Net interest income decreased $465,000 compared to the linked quarter ended September 30, 2012, and $3.3 million compared to the year-ago period, due to a decrease in the yield on purchased loans during the quarter ended December 31, 2012, and a lower average balance of loans;

•
A negative provision for covered loan losses of ($653,000) was recorded during the quarter ended December 31, 2012. Net of the related FDIC indemnification provision of $627,000, which is reported in noninterest income, the provision for loan losses increased income before taxes by $26,000 for the quarter;

•
Noninterest income during the quarter ended December 31, 2012, included impairment of the FDIC indemnification asset of $2.8 million, which was a result of a reduction in estimated future losses on covered loans. The impairment of the FDIC indemnification asset was $3.0 million in the linked quarter and $4.7 million in the year-ago quarter;

•
Noninterest expense decreased by $54,000 during the quarter ended December 31, 2012, compared to the year-ago quarter, yet increased $476,000 compared to the linked quarter due primarily to approximately $539,000 of costs related to branch closures. For the year ended December 31, 2012, noninterest expense declined $7.1 million compared to the twelve months ended December 31, 2011;

•	Total assets decreased $11.6 million during the quarter ended December 31, 2012, compared to September 30, 2012. Total assets declined $67.8 million since December 31, 2011;
•
Noncovered nonperforming assets declined $6.9 million to $13.9 million at December 31, 2012, compared to September 30, 2012. Total nonperforming assets decreased $10.5 million during the quarter to $24.8 million at December 31, 2012;

•	The Company repurchased 83,430 shares of its common stock during the quarter ended December 31, 2012, at an average cost of $10.54 per share; and
•	In addition to its regular quarterly dividend of $0.06 per share, the Company paid a special dividend of $0.12 per share. The total cash paid on dividends was $2.4 million during the quarter.

Home Federal Bancorp, Inc.
January 25, 2013

Results of Operations

Net interest income. Net interest income declined $465,000 and $3.3 million during the quarter ended December 31, 2012, compared to the linked quarter and the quarter ended December 31, 2011, respectively. Net interest margin decreased to 4.55% during the quarter ended December 31, 2012, from 4.74% in the linked quarter, and decreased substantially from 5.54% during the quarter ended December 31, 2011. Similarly, the Company’s yield on earning assets decreased to 4.89% in the quarter ended December 31, 2012, from 5.11% in the linked quarter, and 6.02% during the quarter ended December 31, 2011. These decreases were primarily due to an decrease in accretable income on purchased loans during the quarter ended December 31, 2012. Each quarter the Company estimates cash flows on certain purchased loan pools. As a result, income from loan pools can be volatile. During the quarter ended December 31, 2011, the Company experienced significant prepayments on pooled loans, which resulted in accretion gains and an increase in net interest margin for that period of 2011.

The continued managed reduction in certificates of deposit and declines in interest rates paid on deposits during the quarter ended December 31, 2012, resulted in a slightly lower cost of funds compared to prior periods. The cost of funds for the quarter ended December 31, 2012, was 0.47% compared to 0.50% in the quarter ended September 30, 2012, and 0.62% for the quarter ended December 31, 2011. The cost of deposits, which includes noninterest-bearing deposits, was 0.39% during the quarter ended December 31, 2012, compared to 0.42% during the quarter ended September 30, 2012 and 0.52% for the year-ago quarter. Additionally, the Bank paid off all outstanding borrowings with the Federal Home Loan Bank (“FHLB”) of Seattle in September 2011, which reduced interest expense on borrowings during the year ended December 31, 2012 compared in 2011.

Provision for loan losses. A net negative provision for loan losses of ($653,000) was recorded during the quarter ended December 31, 2012, compared to a provision of $105,000 for the quarter ended September 30, 2012, and a negative provision of ($474,000) for the same year-ago period. A net negative provision for loan losses of ($1.8 million) was recorded during the year ended December 31, 2012. The negative provision for loan losses in the year ended December 31, 2012, related to covered loans and were recorded primarily due to recoveries on charged-off loans as well as lower estimated losses. No provision for loan losses was recorded on noncovered loans during the quarter and year ended December 31, 2012. The following table details the impact of the provision for loan losses and the FDIC indemnification recovery on income (loss) before income taxes:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2012	September 30, 2012	December 31, 2012	December 31, 2011

Provision for loan losses on:
Noncovered originated loans	$--	$--	$--	$222
Covered loans – Community First Bank (CFB) Acquisition	(660)	(382)	(2,594)	4,347
Covered loans – LibertyBank Acquisition	7	487	829	3,353
Total gross provision for loan losses	(653)	105	(1,765)	7,922

Less: FDIC indemnification recovery (provision) reported in noninterest income:
Noncovered originated loans	--	--	--	--
Covered loans – CFB Acquisition	(627)	(363)	(2,465)	4,130
Covered loans – LibertyBank Acquisition	--	413	658	2,672
Total FDIC indemnification recovery (provision)	(627)	50	(1,807)	6,802

Net decrease (increase) to income before taxes
Noncovered originated loans	--	--	--	222
Covered loans – CFB Acquisition	(33)	(19)	(129)	217
Covered loans – LibertyBank Acquisition	7	74	171	681
Net decrease (increase) in income (loss) before income taxes	$(26)	$55	$42	$1,120

Home Federal Bancorp, Inc.
January 25, 2013

Noninterest income. The estimated amount recoverable from or due to the FDIC under the loss sharing agreements as a result of the provision for loan losses on covered loans is reported as “FDIC indemnification recovery (provision)” in noninterest income. Additionally, impairment of the FDIC indemnification asset reduces noninterest income. This impairment in the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2012	September 30, 2012	December 31, 2012	December 31, 2011

Total noninterest income, as reported	$(333)	$(351)	$(655)	$7,012
Less: FDIC indemnification recovery (impairment) related to current period provision for loan losses	(627)	50	(1,807)	6,802
Impairment of FDIC indemnification asset	(2,814)	(2,994)	(10,856)	(10,578)
Total noninterest income, excluding FDIC indemnification items	$3,108	$2,593	$12,008	$10,788

Service charges and fee income declined $84,000 to $2.2 million for the quarter ended December 31, 2012, from the quarter ended December 31, 2011, due to lower overdraft fees, which was partially offset by slightly higher interchange income. Compared to the year-ago quarter, overdraft fees were $303,000 lower during the quarter ended December 31, 2012. In contrast, service charges and fee income increased $52,000 from $2.1 million for the quarter ended September 30, 2012.

Other noninterest income includes pre-tax gains on sales of securities of $754,000, $79,000 and $590,000 during the quarters ended December 31, 2012, September 30, 2012, and December 31, 2011, respectively. Also included in noninterest income during the quarter ended December 31, 2012 was a net loss on the sale of real estate owned (REO) and fixed assets of $21,000, compared to gains on the sale of REO and fixed assets of $182,000 and $328,000 during the quarters ended September 30, 2012 and December 31, 2011, respectively.

The Bank repaid the remaining balances outstanding on borrowings from the FHLB of Seattle in September 2011.  As a result, noninterest income during the twelve months ended December 31, 2011, was reduced by a prepayment penalty of $2.0 million. This reduction in borrowings has had a favorable impact on interest expense during all subsequent periods.

Noninterest expense. Noninterest expense for the quarter ended December 31, 2012, decreased $54,000 compared to the quarter ended December 31, 2011, and increased $476,000 compared to the linked quarter in 2012. In November, the Company announced the pending closure of four branches in February 2013. During the quarter ended December 31, 2012, the Company recognized approximately $539,000 in various charges related to these closures. Excluding these charges, noninterest expense declined $593,000 during the quarter ended December 31, 2012, compared to the comparable quarter in the year-ago period. Noninterest expense for the year ended December 31, 2012, decreased $7.1 million compared to the twelve months ended December 31, 2011, due to a significant reduction in personnel and operating costs as a result of the consolidation of operating systems and branch closures that occurred during 2011.

Compensation expense increased $308,000 during the quarter ended December 31, 2012 compared to the linked quarter due to severance charges related to the recently-announced branch closures and end of year incentive compensation accruals. For the year ended December 31, 2012, compensation expense declined $2.9 million as a result of branch closures and operational realignments that occurred during the quarter ended December 31, 2011. Data processing expense increased $158,000 compared to the linked quarter due to termination charges of $194,000 on telecommunications lines and the branch closures. Occupancy and equipment expense increased $167,000 during

Home Federal Bancorp, Inc.
January 25, 2013

the linked quarter due to branch closure charges of approximately $200,000. Other expense during the quarter ended December 31, 2012, included $73,000 related to the impairment of a branch that will be closed in February 2013 and a provision for REO valuation declines of $282,000. The provision for REO was $56,000 and $482,000 during the quarters ended September 30, 2012, and December 31, 2011, respectively.

Balance Sheet

Total assets decreased $67.8 million to $1.0 billion at December 31, 2012, compared to December 31, 2011, primarily due to declines in certificates of deposit, which were funded by declines in cash and loans. These declines were partially offset by purchases of investments.

Cash and Investments.  Cash and amounts due from depository institutions at December 31, 2012, decreased by $28.8 million from December 31, 2011, to $115.5 million, but increased $29.3 million from the linked quarter as reductions in loans and sales of investments outpaced declines in deposits during the current quarter. Investments increased $20.6 million during the past year to $420.5 million at December 31, 2012, but declined $23.9 million from the linked quarter due to sales and payments on mortgage-backed securities.

Loans and leases.  Net loans and leases declined by $40.1 million during the year ended December 31, 2012, and by $10.4 million from September 30, 2012. During the quarter ended December 31, 2012, one-to-four family residential loans decreased by $7.2 million, home equity loans declined by $1.4 million and multifamily residential decreased by $1.1 million.  All other loan categories decreased a net $650,000. During the year ended December 31, 2012, one-to-four family residential loans decreased by $27.6 million, commercial real estate loans declined by $21.1 million, and commercial business loans decreased by $12.3 million. Partially offsetting these decreases, multifamily residential loans increased $13.3 million and construction loans increased $12.6 million during the year ended December 31, 2012. In March 2012, the Bank opened a loan production office in Portland, Oregon, and hired a construction loan officer to expand the Bank’s builder finance commercial loan program in that market. Residential construction has improved significantly in the Bank’s Idaho Region, which has contributed to the increase in the Bank’s construction loan portfolio.

Asset Quality. The allowance for loan and lease losses was $12.5 million at December 31, 2012, compared to $14.2 million at December 31, 2011. The allowance for loan and lease losses allocated to covered loans totaled $3.9 million, or 4.38% of covered loans, at December 31, 2012. The allowance for loan losses allocated to the noncovered loan portfolio was $8.6 million, or 2.59% of noncovered loans at December 31, 2012. The FDIC indemnification receivable declined $12.8 million during the year ended December 31, 2012 to $10.8 million, primarily due to the reduction in estimated losses on covered loans during fiscal year 2012 compared to earlier periods, which resulted in the impairment noted above under noninterest income.

Loans delinquent 30 to 89 days and still accruing interest totaled $1.1 million at December 31, 2012, compared to $2.1 million at December 31, 2011. Nonperforming assets, which include nonaccrual loans and REO, totaled $24.8 million at December 31, 2012, compared to $35.3 million at September 30, 2012, and $46.0 million at December 31, 2011. Total nonperforming loans declined $6.7 million during the quarter ended December 31, 2012. The significant reduction in nonperforming loans was due to two noncovered commercial real estate loans totaling $4.1 million that were returned to accrual status during the quarter after a period of satisfactory performance.

Home Federal Bancorp, Inc.
January 25, 2013

The following table summarizes nonperforming loans and real estate owned at December 31, 2012 and September 30, 2012 and the quarterly change:

	December 31, 2012			September 30, 2012			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$248	$811	$1,059	$254	$865	$1,119	$(6)	$(54)
Commercial and multifamily real estate	4,108	4,552	8,660	5,934	8,699	14,633	(1,826)	(4,147)
One-to-four family residential	338	3,240	3,578	348	3,671	4,019	(10)	(431)
Other	95	994	1,089	96	1,212	1,308	(1)	(218)

Total nonperforming loans	4,789	9,597	14,386	6,632	14,447	21,079	(1,843)	(4,850)

Real estate owned and other repossessed assets	6,111	4,275	10,386	7,886	6,299	14,185	(1,775)	(2,024)

Total nonperforming assets	$10,900	$13,872	$24,772	$14,518	$20,746	$35,264	$(3,618)	$(6,874)

Deposits. Total deposits decreased $7.5 million during the quarter ended December 31, 2012, to $850.9 million and declined $55.2 million during the year ended December 31, 2012. During the quarter ended December 31, 2012, end of period balances in core deposits (defined as checking, savings and money market accounts) increased by $306,000 to $641.6 million, while certificates of deposit declined by $7.8 million to $209.2 million. Average core deposits were $5.7 million higher during the fourth quarter of 2012 compared to the linked quarter. Core deposits comprised 75% of the deposit portfolio at December 31, 2012, compared to 70% at December 31, 2011.

Equity. Stockholders’ equity decreased $11.5 million during the past year to $179.8 million at December 31, 2012, primarily due to the repurchase of 1,251,943 shares of our common stock at a total cost of $12.3 million at an average price of $9.86 per share. Dividends paid during fiscal year 2012 totaled $4.9 million. These declines in stockholders’ equity were partially offset by net income of $1.8 million during the year ended December 31, 2012, and an increase of $2.2 million in accumulated other comprehensive income, which includes the unrealized gain on investments available for sale, net of taxes.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company currently serves southwestern Idaho and Central and Western Oregon through 28 full-service branches and two commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of

Home Federal Bancorp, Inc.
January 25, 2013

lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, including as a result of Basel III, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2011, Quarterly Reports on Forms 10-Q or 10-QT and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 25, 2013

CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,
(In thousands, except share data) (Unaudited)	2012	2012	2011

ASSETS
Cash and equivalents	$115,529	$86,234	$144,293
Investments available-for-sale, at fair value	420,505	444,449	399,877
FHLB stock, at cost	17,401	17,559	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $12,528 and $12,588 and $14,171	409,846	420,232	449,908
Accrued interest receivable	2,776	3,062	2,857
Property and equipment, net	29,057	29,672	31,522
Bank owned life insurance	15,938	15,815	15,450
Real estate owned and other repossessed assets	10,386	14,185	19,827
FDIC indemnification receivable, net	10,846	14,024	23,676
Core deposit intangible	2,523	2,653	3,086
Other assets	13,813	12,302	8,221
TOTAL ASSETS	$1,048,620	$1,060,187	$1,116,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$142,207	$141,381	$127,553
Interest-bearing demand	248,836	245,901	249,215
Money market	167,202	174,008	178,377
Savings	83,401	80,050	78,492
Certificates	209,242	217,042	272,462
Total deposit accounts	850,888	858,382	906,099

Advances by borrowers for taxes and insurance	490	1,321	358
Accrued interest payable	167	173	219
Deferred compensation	6,149	6,057	5,871
Repurchase agreements	4,775	4,758	4,913
Other liabilities	6,366	5,854	7,704
Total liabilities	868,835	876,545	925,164

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	145	145	157
Dec. 31, 2012 - 17,512,997 issued; 14,453,399 outstanding
Sep. 30, 2012 - 17,512,197 issued; 14,536,029 outstanding
Dec. 31, 2011 - 17,512,197 issued; 15,664,706 outstanding
Additional paid-in capital	131,934	132,523	143,280
Retained earnings	46,337	48,547	49,443
Unearned shares issued to employee stock ownership plan	(6,823)	(7,013)	(7,581)
Accumulated other comprehensive income	8,192	9,440	5,971
Total stockholders’ equity	179,785	183,642	191,270
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,048,620	$1,060,187	$1,116,434

Home Federal Bancorp, Inc.
January 25, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Interest and dividend income:
Loans and leases	$9,658	$13,374	$40,058	$46,009
Investment securities	2,199	2,092	8,861	8,914
Other interest	51	100	230	467
Total interest income	11,908	15,566	49,149	55,390

Interest expense:
Deposits	827	1,212	3,811	5,737
FHLB advances and other borrowings	17	21	71	1,634
Total interest expense	844	1,233	3,882	7,371
Net interest income	11,064	14,333	45,267	48,019

Provision for loan losses	(653)	(474)	(1,765)	7,922
Net interest income after provision for loan losses	11,717	14,807	47,032	40,097

Noninterest income:
Service charges and fees	2,162	2,246	8,653	9,609
Gain on sale of securities	754	590	1,971	1,197
FDIC indemnification recovery (provision)	(627)	(515)	(1,807)	6,802
Impairment of FDIC indemnification asset	(2,814)	(4,667)	(10,856)	(10,578)
Prepayment penalty on borrowings	--	--	--	(2,007)
Other	192	716	1,384	1,989
Total noninterest income	(333)	(1,630)	(655)	7,012

Noninterest expense:
Compensation and benefits	6,025	5,866	24,054	26,908
Occupancy and equipment	1,633	1,477	6,176	6,528
Data processing	1,078	1,023	3,945	4,089
Advertising	180	145	776	1,054
Postage and supplies	224	287	987	1,285
Professional services	404	535	2,351	3,021
Insurance and taxes	573	708	2,158	2,952
Amortization of intangibles	131	160	564	690
Provision for REO	282	482	736	1,221
Other	432	333	1,767	2,859
Total noninterest expense	10,962	11,016	43,514	50,607
Income (loss) before income taxes	422	2,161	2,863	(3,498)

Income tax provision (benefit)	203	785	1,061	(1,576)
Net income (loss)	$219	$1,376	$1,802	$(1,922)

Earnings (loss) per common share (“EPS”):
Basic	$0.02	$0.09	$0.12	$(0.13)
Diluted	0.02	0.09	0.12	(0.13)

Weighted average number of shares outstanding for EPS:
Basic	13,660,245	14,991,807	14,292,815	15,233,643
Diluted	13,689,742	14,991,807	14,297,987	15,233,643

Dividends declared per share:	$0.180	$0.055	$0.350	$0.220

Home Federal Bancorp, Inc.
January 25, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.08%	0.12%	0.21%	0.25%	0.48%
Return on average equity (1)	0.48	0.68	1.16	1.44	2.85
Net interest margin (1)	4.55	4.74	4.17	4.92	5.54

PER SHARE DATA
Diluted earnings per share	$0.02	$0.02	$0.04	$0.05	$0.09
Tangible book value per outstanding share (2)	12.26	12.45	12.22	12.03	12.01
Cash dividends declared per share	0.18	0.06	0.055	0.055	0.055
Average number of diluted shares outstanding (3) for earnings per share	13,689,742	14,117,621	14,638,663	14,771,849	14,991,807

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$8,611	$8,614	$8,905	$9,292	$9,948
Nonperforming loans	9,597	14,447	16,321	17,172	15,694
Nonperforming assets	13,872	20,746	22,998	23,039	22,094
Provision for loan losses	--	--	--	--	--
Allowance for loan losses to gross loans	2.59%	2.57%	2.67%	2.88%	3.06%
Nonperforming loans to gross loans	2.87	4.32	4.89	5.31	4.83
Nonperforming assets to total assets	1.46	2.18	2.41	2.37	2.29

TOTAL COVERED ASSETS (5)	$95,556	$107,093	$120,329	$137,594	$153,398

FINANCIAL CONDITION DATA
Average interest-earning assets	$973,113	$973,664	$989,698	$1,006,057	$1,034,420
Average interest-bearing liabilities	717,519	728,310	749,879	775,880	798,552
Net average earning assets	255,594	245,354	239,819	230,177	235,868
Average interest-earning assets to average interest-bearing liabilities	135.62%	133.69%	131.98%	129.67%	129.54%
Stockholders’ equity to total assets	17.14	17.32	17.60	17.32	17.13

STATEMENT OF OPERATIONS DATA
Interest income	$11,908	$12,437	$11,313	$13,491	$15,566
Interest expense	844	908	1,007	1,123	1,233
Net interest income	11,064	11,529	10,306	12,368	14,333

Provision for loan losses (6)	(653)	105	(434)	(783)	(474)
Noninterest income	(333)	(351)	1,136	(1,107)	(1,630)
Noninterest expense	10,962	10,486	11,106	10,960	11,016
Income before taxes	422	587	770	1,084	2,161
Income tax provision	203	265	211	382	785
Net income	$219	$322	$559	$702	$1,376

(1)	Amounts are annualized.
(2)
Tangible book value, which excludes core deposit and other intangible assets is a non-GAAP (Generally Accepted Accounting Principles) financial measure which is included in this press release to facilitate the comparison by investors of  the Company with its peers. Tangible book value is equal to book value less core deposit and other intangibles, net of related deferred tax liabilities.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and REO covered by a loss sharing agreement with the FDIC.
(5)	Loans and REO covered by loss share agreements with the FDIC.
(6)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”